Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 33-19179, 33-42907, 333-174560, 333-174561) on Form S-8 and (No. 333-35393) on Form S-3D of our reports dated June 23, 2025, with respect to the consolidated financial statements of Casey's General Stores, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
June 23, 2025